Exhibit 10.1

FAR EAST WIND POWER CORP.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), is made and entered into as of August 11, 2010 (the “Effective Date”), by and between Far East Wind Power Corp., a Nevada corporation located at 11811 N. Tatum Blvd., Suite 3031, Phoenix, Arizona 85028 (the “Company”), and Fred Loh (the “Consultant”).  The Company desires to retain Consultant as an independent contractor to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.           SERVICES AND COMPENSATION

(a)           Services.  Consultant shall serve as the Company’s Senior Vice President of Finance and shall perform such customary duties and responsibilities implied by the position of Senior Vice President of Finance of a Chinese-based business listed as a public company in the United State of America including, without limitation, such duties and responsibilities to be established by the Chief Financial Officer and President of the Company (the “Services”).  In such capacities Consultant shall report directly to the Chief Financial Officer of the Company, or, in the absence of a Chief Financial Officer, the Chief Executive Officer of the Company.  Consultant’s position, duties, and responsibilities can be modified as reasonably required to suit the specific requirements and needs of the Company.  Consultant shall perform the Services for the Company in a professional and diligent fashion.

(b)           Compensation.  The Company shall pay to Consultant a fee of $10,000 per month (the “Monthly Fee”) commencing as of April 1, 2010 as follows: (i) commencing August 1, 2010, a portion of the Monthly Fee equal to $5,000 per month shall be paid by the Company to Consultant in immediately available funds on the 5th day of each month, and (ii) the remaining Monthly Fees owed or owing shall accrue each month and shall be paid to Consultant at such time as the Company completes a capital raise in any form subsequent to the Effective Date whereby the Company receives gross proceeds in excess of $250,000 (the “Financing”).  No interest will apply to any portion of the accrued Monthly Fees.  For any month following the completion of the Financing the Company shall pay Consultant the Monthly Fee on the first day of each month.

(c)           Stock Awards.

(i)           Stock Award. Subject to approval by the Board of Directors of the Company (the “Board”), the Company will grant to Consultant 350,000 shares of the Company’s common stock (the “Stock Award”), of which 50,000 shares shall be fully-vested upon the grant and the remaining 300,000 shares shall be subject to vesting at the rate of one thirty-sixth (1/36) of such shares per month commencing on August 1, 2010, subject to Consultant continuing to be a service provider to the Company pursuant to this Agreement on such dates. The vesting schedule of the Stock Award shall be subject to acceleration as described in Section 8(b) of this Agreement.

(d)          Bonuses. Consultant will be eligible to receive on an annual basis, a bonus in the form of a grant of Company’s capital stock or cash, or a combination thereof, as determined by the Board based on Consultant’s performance and subject to such terms and conditions as approved by the Board.

(e)          Expenses. The Company will pay or reimburse Consultant for all necessary out-of-pocket transportation, hotel, and other expenses reasonably incurred by Consultant in the conduct of the business of the Company upon submission of such itemized vouchers, receipts or other documentation with respect to any such expenses as shall be reasonably requested by the Company, and, in any event, in accordance with the guidelines of the Company, if any, published from time to time. In the event Consultant incurs or plans to incur expenses in excess of $2,000 individually or in the aggregate in any calendar month, Consultant shall obtain the prior written approval from the Company.

2.           PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)           “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development, product plans, products, services, customers, customer lists, suppliers, manufacturers, government contacts, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, in addition to financial, accounting, statistical, marketing and personnel information of the Company and/or its customers or other third-parties or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b)          Consultant while performing the Services, will be exposed to and handling the Company’s Confidential Information.  Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party.  Consultant agrees that the restrictions in this Section 2 shall also apply to Confidential Information conceived, originated, discovered or developed by Consultant during the term of this Agreement.  It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2 and 3 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the contents of this Agreement.

(c)           Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d)          Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)           Return of Property.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, reproductions of any aforementioned items developed by Consultant pursuant in the performance of the Services to the Company, or Confidential Information that Consultant may have in Consultant’s possession or control.

(f)           Consultant Information.  Consultant represents and warrants to the Company that information provided by Consultant in connection with this Agreement and any supplemental information provided to the Company is complete, true and materially correct in all respects.   Consultant has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Consultant to the Company.  Consultant shall immediately notify the Company in writing of any change in the accuracy or completeness of all such information.

(g)           Other Agreements.  Consultant represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not and shall not: (i) disclose or use in the course of the Services to the Company, any proprietary or trade-secret information belonging to another; or (ii) enter into any oral or written agreement in conflict with this Agreement.

3.           OWNERSHIP

(a)           Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Inventions”), are the sole property of the Company. In addition, any Inventions which are related in any manner to the business of the Company constitute copyrightable subject matter shall be considered "works made for hire" as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to the business of the Company. Attached as Exhibit A hereto is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Consultant prior to the date of this Agreement, which belong to Consultant, and which are not assigned to the Company (“Prior Inventions”). Consultant represents and warrants that no patent applications relating to Inventions or Prior Inventions are pending under his name and no Inventions or designs provided to the Company have been used by prior customers of Consultant or patented by such customers.

(b)           Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)           Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention relating to the business of the Company developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

(d)           Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.           UNFAIR COMPETITION; NON-SOLICITATION

(a)           Unfair Competition.  During the term of this Agreement, Consultant has a duty of loyalty and a fiduciary responsibility to the Company. Consultant shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of the Company or the currently contemplated future operations of the Company.   The obligation of Consultant not to compete with the Company shall not prohibit Consultant from owning or purchasing not more than a five percent (5%) beneficial interest in any securities that are regularly traded on a recognized stock exchange or on the over-the-counter market subject to relevant federal and state securities laws.  To the fullest extent permitted by law, upon the termination of this Agreement for any reason, Consultant shall not use any of the Confidential Information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of the Company. Should any portion of this Section be deemed unenforceable because of the scope, duration or geographical area encompassed by the undertakings of the Consultant hereunder, and only in such event, then the Consultant and the Company consent and agree to such limitation on scope, duration or geographical area as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

(b)           Non-Solicitation of Customers.  While providing Services to the Company, Consultant shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.  Also, to the fullest extent permissible under applicable law, following termination of this Agreement for any reason, Consultant agrees not use any of the Confidential Information to directly or indirectly divert or attempt to divert (by solicitation or other means) the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.

(c)           Non-Solicitation of Employees.  To the fullest extent permissible under applicable law, Consultant agrees that both during the period of this Agreement and for a period of two (2) years following termination of this Agreement, Consultant shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.   However, this obligation will not affect any responsibility Consultant may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(d)          Non-Disparagement.  Upon termination of this Agreement, Consultant agrees to not make any disparaging remarks about the Company, or any officers, directors, employees, executive or independent contractors of or to any of the foregoing.

5.           TRADE SECRETS.  Consultant shall not disclose to any others, or take or use for Consultant’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of the Company’s trade secrets, including without limitation, Confidential Information, customer lists, wind farm operators, government contacts, applications, software or intellectual property of the Company.  Consultant agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Company’s possession and (ii) trade secrets conceived, originated, discovered or developed by Consultant during the term of this Agreement relating to the affairs of the Company.

6.           REPORTS.  Consultant agrees that Consultant will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

7.           CONFLICTING OBLIGATIONS.  Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

8.           TERM AND TERMINATION

(a)           The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either party, with or without written notice to the other party, and for any reason whatsoever, subject to the provisions of Section 8(b) below.

(b)           Upon termination of this Agreement all rights and duties of the parties toward each other shall cease except:

(i)           the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all undisputed amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1.

(ii)          Consultant shall continue to receive the Monthly Fees for a period of three (3) months based on the Monthly Fee paid to Consultant for the last month prior to termination.

(iii)         a number of shares equal to twenty-five percent (25%) of the then unvested shares subject to the Stock Award shall become vested and any repurchase right on behalf of the Company shall lapse as to such shares.

(iv)        Consultant’s entitlement to receive the payments and benefits described in Sections 8(b)(i), 8(b)(ii) and 8(b)(iii) above is conditioned upon and subject to Consultant’s execution of a full general release, releasing all claims, known or unknown, that Consultant may have against the Company arising out of or any way related to the relationship between the Company and Consultant or termination of Consultant.

(v)         Sections 2, 3, 4, 5, 8 and 12 shall survive termination of this Agreement.

9.           ASSIGNMENT.  Neither this Agreement nor any right hereunder or interest herein may be assigned, delegated or transferred by Consultant without the express written consent of the Company.

10.         INDEPENDENT CONTRACTOR.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance, except as provided herein. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company to pay in withholding taxes or similar items.

11.         EQUITABLE RELIEF.  Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, and 5 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3, 4, or 5, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

12.         GOVERNING LAW; JURISDICTION; ARBITRATION.  This Agreement shall be governed and construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of law rules thereof; provided, however, that the interpretation and enforcement of the arbitration provision set forth in this Section shall be governed by the Federal Arbitration Act.  Any dispute or controversy between the Company and Consultant, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by binding arbitration in New York City, New York administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect by a single arbitrator. Both the Company and Consultant shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration.  This arbitration requirement does not apply to claims for any provisional or injunctive relief remedies as set forth in any New York statute or law.  The parties irrevocably agree to submit to the jurisdiction of the federal and state courts within the County of New York, New York for any injunctive relief and in connection with any suit arising out of the confirmation or enforcement of any award rendered by the arbitrator, and waive any defense based on forum non convenience or improper venue with respect thereto.

No remedy conferred in this Agreement upon Consultant or the Company is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF CONSULTANT’S RELATIONSHIP WITH THE COMPANY.

13.         TAX ADVICE.  Consultant acknowledges that Consultant has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the terms and conditions of this Agreement.  Consultant assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

14.         REPRESENTATION.  The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has directly participated in the negotiation and preparation of this Agreement; (b) has read the Agreement and has had the opportunity to discuss it with counsel of its own choosing; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

15.         ENTIRE AGREEMENT AND AMENDMENTS.  This Agreement is the entire agreement of the parties and supersedes any prior or contemporaneous agreements whether oral or written between them with respect to the subject matter hereof. This Agreement may be changed only if agreed to in writing by both parties.

16.         COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

17.         SEVERABILITY.  If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

18.         WAIVER. The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

IN WITNESSETH WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

FAR EAST WIND POWER CORP.

By:
James Crane, Chief Financial Officer

CONSULTANT:

By:
Fred Loh

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

__    No inventions or improvements

__    Additional Sheets Attached

EXHIBIT A